Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

LIBERTY TRIPADVISOR HOLDINGS, INC.

Pursuant to Section 242 of the

General Corporation Law of

the State of Delaware

The undersigned, being an authorized officer of Liberty TripAdvisor Holdings, Inc., (the “Corporation”), a corporation duly organized and validly existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1.            The Certificate of Designations of 8% Series A Cumulative Redeemable Preferred Stock of the Corporation was filed with the Office of the Secretary of State of the State of Delaware on March 17, 2020 (the “Certificate of Designations”).

2.            The Certificate of Designations is hereby amended by inserting the following new subsection (h) immediately following subsection (g) in Paragraph 5:

(h) Merger Consideration. Notwithstanding anything herein or in the Certificate of Incorporation to the contrary, in connection with the merger contemplated by that certain Agreement and Plan of Merger dated December 18, 2024, by and among the Corporation, Tripadvisor, Inc., a Delaware corporation, and Telluride Merger Sub Corp., a Delaware corporation and an indirect wholly owned subsidiary of Tripadvisor, Inc. (the “Merger Agreement”), each share of Series A Preferred Stock shall be converted into the right to receive the Series A Preferred Share Merger Consideration (as such term is defined in the Merger Agreement) in accordance with the terms and subject to the conditions set forth in the Merger Agreement.

3.            The foregoing amendment was duly adopted in accordance with Sections 242 and 228 (by written consent, solely by the holders of 8% Series A Cumulative Redeemable Preferred Stock of the Corporation) of the DGCL.

4.            This Certificate of Amendment shall be effective upon the filing thereof with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Corporation, has executed this Certificate of Amendment on this 29th day of April, 2025.

LIBERTY TRIPADVISOR HOLDINGS, INC.

By:	/s/ Renee L. Wilm
Name:	Renee L. Wilm
Title:	Chief Legal Officer and Chief Administrative Officer